Exhibit 10.63

Lattice Semiconductor Corporation

2009 Bonus Plan

Program Objectives

The purpose of the 2009 Bonus Plan (Plan) is to:

•	Establish a results-based, pay-for-performance variable compensation plan for Lattice executives and other employees which motivates, recognizes, rewards, attracts, and retains our employees

•	Focus and align employee attention and efforts to contribute to Lattice’s overall success

•	Reward positive corporate results and individual performance

Plan Provisions

The Plan consists of two elements. Employees at the level of Director, Vice President and Corporate Vice President are eligible for the Executive Bonus plan element. Employees at all other levels are eligible for the General Population Bonus plan element. All direct Lattice employees, excluding employees eligible to participate in the Sales Incentive Plan (SIP) and temporary employees, are eligible to participate in the Plan, provided they meet the term of service qualification appropriate to their plan element. In order to be eligible for an incentive payment, employees must be on active status on the date of the payout. Active status also refers to all direct Lattice employees who are legally employed but who may not be physically at work.

Plan Element	Eligible Job Titles	Anticipated Bonus Payout Date	Term of Service Qualification	Calculation Based on 12 Month Annual Salary rate as of….

Executive	Director, Vice President and Corporate Vice President	One payment during Q1 2010 approximately six weeks after the end of fiscal year 2009	Must be an employee of the company for one full Fiscal Quarter in order to be eligible for the Plan. Employees who join the company after the beginning of the FY will be eligible on a pro-rated basis.	January 4, 2009

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Other Employees, excluding employees eligible for SIP	All other titles, except those eligible for participation in SIP

The bonus amount is designed on an annual basis, but it will be delivered in two semiannual payments:

•        One advance payment in Q3 2009 for Q1 and Q2 (following close of Q2), and

•        Another payment in Q1 2010, following close of fiscal year 2009 (for Q3 and Q4)

Must be an employee of the company for one full Fiscal Quarter in order to be eligible for the Plan.

Employees who join the company after the beginning of the FY will be eligible on a pro-rated basis.

If the employee joins the company with less than one full Fiscal Quarter remaining in the first Fiscal Half year, he/she will not receive the first semi-annual payment. However, the employee’s total term of service during the Fiscal Year will be considered in prorating the annual bonus earned, and paid as the second semi-annual payment.

First day of the applicable half of the year

•        January 4, 2009 for first semiannual payment

•        July 5, 2009 for second semiannual payment

If no payment is made for the first Fiscal Half year, the July 5, 2009 rate will be used for the annual calculation.

Within the Executive Plan element there are four Tiers:

1.	Directors

2.	Vice Presidents

3.	Corporate Vice Presidents without revenue impact (CVP/General Counsel; CVP/Shared Services & CIO, CVP/R&D, and CVP/Manufacturing Operations)

4.	Corporate Vice Presidents with revenue impact (Senior VP/CFO, CVP/HDBU, CVP/LDBU), and CEO

Employees moving into the Executive Plan element, or moving from one tier to another within the Executive Plan element, or employees temporarily assigned to a new tier of the Executive Plan element shall have their eligibility adjusted on a case by case basis, subject to the approval of the CEO. Employees moving from the Executive Plan element to the General Plan element shall have their eligibility immediately transferred to the General Plan element.

Employees who terminate from Lattice and are subsequently rehired within the plan period will have their incentive payment calculated using actual salaries paid as of the re-hire date.

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Changes to employees’ plan participation and incentive target will be communicated in writing. Plan participation and incentive target for newly hired employees will be communicated in their offer letters.

For U.S. Plan Participants and Participants in Other At-Will Jurisdictions Only: Participation in this Plan does not alter the at-will employment relationship that exists in the U.S., or any other at-will jurisdictions, and Lattice Semiconductor Corporation may terminate a participant’s employment with the Company at any time for any reason, with or without cause.

Participation in the Plan does not constitute a contract of employment with Lattice Semiconductor Corporation for any specified period of time nor is it an entitlement to participate in any other program or any future performance period under this plan.

Incentive Plan Structure & Funding

The Plan is funded by Company financial performance in terms of GAAP operating income. Three levels of Company financial performance are projected (labeled L2, L3, and L4) and the GAAP operating income targets must be met for the Plan to fund at each of the three levels. In the chart below, funding is listed for a top performing individual. If company performance falls between two performance levels (such as between L3 and L4), the Plan will be funded on a curve, as appears in the graphs below.

Company Financial Performance Structure (Annual Figures)

	L2	L3	L4
GAAP Operating Income	$4.6M	$8.64M	$14.7M
Budget Pool for Executives	$1.15M	$1.73M	$2.43M
Budget Pool for Other Employees	$1.15M	$1.73M	$2.43M

Executive Plan Element Funding Levels (% of Annual Salary)

• Tier 1	• 10%	• 15%	• 22.5%
• Tier 2	• 15%	• 22.5%	• 33.8%
• Tier 3	• 22.5%	• 33.8%	• 50.6%
• Tier 4	• 30%	• 45%	• 67.5%

Other Employee Funding Levels (Note: Annual funding levels appear, but will be paid semiannually)

• Annual	• 0.5 months salary	• 0.75 months salary	• 1.0 months salary

For the employees other than executives, the Company will assess corporate performance after the close of Q2 for the first half of the year. The company’s actual performance will be compared to the target H1 GAAP Operating Income for L2, L3 and L4. If actual performance meets or exceeds the total H1 targets under one of the plan levels and GAAP Operating Income is an amount sufficient to fund bonuses has been achieved, an advance payment may be made. That

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payment will be one half of the annual bonus amount, multiplied by .75. This payment will be considered an advance payment toward the end of year bonus when final GAAP Operating Income results are known. Final payment is based on the formula for the year, less any payment that may have been paid following the first half results.

If the second half results have lowered the projected GAAP Operating Income to the point where there is no payout, there will be no request for repayment to the company of what was paid for the first half of the year.

Graphically, these funding curves are as follows, subject to modification based on individual performance (see Pay for Performance, below):

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Pay for Performance

The payout under this Plan will be modified by individual employee performance based on a 5 level rating system (5=highest). Individual performance ratings are determined by Management at its sole discretion.

The individual performance rating used for the calculation of the bonus shall be from the most recent evaluation at the time of bonus calculation. In addition, individuals who are rated a “1” or who are on a Performance Improvement Plan (PIP) at time of payout are not eligible to receive a bonus under the Plan.

Calculation

Executive Bonus payment:

Annual Bonus Payout = Annual Plan Element Funding x (Individual Performance Rating/5)

Example, Annual Payment Calculation: Employee participating in the Executive Bonus Plan element at Tier 1; Company performs at L2 level; Employee has received a “3” rating out of 5 levels.

10% of Annual Salary x 3/5 = 6% of Annual Salary

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Other Employee Bonus payment:

First Semi-Annual Bonus Payout = (Annual Plan Element Funding/2) x 0.75 x (Individual Performance Rating/5)

Second Semi-Annual Bonus Payout = ((Annual Plan Element Funding) x (Individual Performance Rating/5)) – First Semi-Annual Bonus Payout

Example 1, Two Semi-Annual Bonus Payments: Employee is other than an Executive; Company performs at L3 level in both halves of the year; Employee has received a “5” rating out of 5 levels.

First Semi-Annual Bonus Payout	= (0.75 months salary/2) x 0.75 x 5/5
= 0.28 months salary

Second Semi-Annual Bonus Payout	= (0.75 months salary x 5/5) – 0.28 months salary
= 0.47 months salary

Example 2, Two Semi-Annual Bonus Payments: Employee is other than an Executive; Company performs at L3 level in first half and L 2 level for the year overall; Employee has received a “5” rating out of 5 levels.

First Semi-Annual Bonus Payout	= (0.75 months salary/2) x 0.75 x 5/5
= 0.28 months salary

Second Semi-Annual Bonus Payout	= (0.5 months salary x 5/5) – 0.28 months salary
= 0.22 months salary

Oversight, Administration of and Changes to the Plan

The Compensation Committee will oversee the Plan. The Human Resources department will administer the Plan. Lattice reserves the right to make changes to the plan at any time. All changes to the plan must be in writing. Changes to the Plan that relate to the Executive portion of the Plan must approved by the Compensation Committee. The CEO must approve any exceptions to the Plan.

Questions, Additional Information

If you have questions about the Plan, contact your manager or HR.

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